Exhibit 99.1

News Release

Wabtec Announces Board/Management Appointments; Increases Dividend 20 Percent

WILMERDING, PA, May 10, 2017 – Wabtec Corporation (NYSE: WAB) announced the following appointments to its management team and Board of Directors, and increased its dividend by 20 percent:

•	Albert J. Neupaver has been elected chairman of the company’s Board of Directors. Neupaver served as executive chairman for the past three years and as the company’s chief executive officer from 2006 to 2014.

•	Raymond T. Betler remains president and chief executive officer and a member of the Board of Directors. He joined Wabtec in 2008 and has served in this position since succeeding Neupaver in 2014.

•	Stéphane Rambaud-Measson has been named Wabtec’s executive vice president and chief operating officer and elected a member of the company’s Board of Directors. Rambaud-Measson had served as Faiveley Transport’s chief executive officer and chairman of its Management Board before joining Wabtec as president and chief executive officer of the Transit Group when Wabtec acquired Faiveley in December 2016. He will remain chief executive officer and chairman of Faiveley Transport and will continue to report to Betler.

•	Separately, Wabtec increased its regular quarterly dividend by 20 percent, to 12 cents per share from 10 cents per share. The new dividend rate will be payable initially Aug. 28, 2017 to shareholders of record Aug. 14, 2017. This is the seventh consecutive year Wabtec has increased its dividend.

Neupaver said: “We’re pleased to announce these next steps in our leadership development and succession planning process. As chairman, I look forward to working with Ray and Stéphane to support Wabtec’s strategic growth initiatives, and I’m confident our company’s future remains bright.”

Before joining Wabtec, Rambaud-Measson joined Faiveley as executive vice president in March 2014, and in April 2014 he was named chairman of its Management Board and its chief executive officer. Previously, he was chief executive officer of Veolia Verkehr. Prior to that, Rambaud-Measson served in various management roles at Bombardier Transport including president of the Passengers Division beginning in 2008. A native of France, he has nearly 30 years of transportation industry experience.

Wabtec Corporation is a global provider of value-added, technology-based products and services for rail and industrial markets. Through its subsidiaries, the company manufactures a range of products for locomotives, freight cars and passenger transit vehicles.

Tim Wesley	Phone: 412.825.1543	Wabtec Corporation
	E-mail: twesley@wabtec.com	1001 Air Brake Avenue
	Website: www.wabtec.com	Wilmerding, PA 15148